APPLIFE DIGITAL SOLUTIONS, INC.

INSIDER TRADING POLICY

Adopted by the Board of Directors effective September 30, 2026

1.  Purpose

Federal and state securities laws prohibit buying, selling or otherwise trading in a company’s securities while aware of material nonpublic information about that company, and prohibit passing that information on to others who may trade. This Insider Trading Policy (this “Policy”) of APPlife Digital Solutions, Inc. (together with its subsidiaries, the “Company”) is intended to promote compliance with those laws, to protect the Company and the persons covered by this Policy from liability, and to avoid even the appearance of improper trading.

2.  Persons Covered

This Policy applies to (a) each director and officer of the Company; (b) each employee of the Company; (c) each consultant, contractor or advisor to the Company who has access to material nonpublic information about the Company; and (d) the family members of each of those persons who share his or her household or whose transactions in Company securities are directed by, or subject to the influence of, that person, and any trust, partnership, corporation or other entity that person controls (together, “Covered Persons”). Each Covered Person is responsible for the compliance of his or her family members and controlled entities.

Directors and officers of the Company, and any other person the Compliance Officer designates in writing, are “Designated Insiders” and are also subject to the blackout period and pre-clearance requirements in Sections 6 and 7.

3.  Securities and Transactions Covered

This Policy applies to all transactions in the Company’s securities, including its common stock, preferred stock (of any series), convertible notes, warrants and options, and any derivative security whose value is tied to the Company’s securities, whether or not issued by the Company (“Company Securities”). Covered transactions include purchases, sales, gifts, pledges, transfers, and conversions or exercises of convertible or derivative securities, whether made in the open market, in a private transaction or with the Company.

Acquisitions of securities directly from the Company—such as shares issued under a Board-approved compensation arrangement, shares issued in a Board-approved financing, or shares received on the conversion of a Company note or preferred stock, or the cash exercise of a warrant, in accordance with its terms—are subject to the pre-clearance requirement in Section 7 but are not otherwise restricted by the blackout periods. Any later sale or other disposition of those shares is fully subject to this Policy.

4.  General Prohibitions

No Covered Person may:

•buy, sell or otherwise trade in Company Securities while aware of material nonpublic information about the Company;

•disclose (“tip”) material nonpublic information about the Company to any other person, including family members and friends, or recommend that any person buy or sell Company Securities, while aware of that information; or

•buy, sell or otherwise trade in the securities of any other company—including any customer, supplier, lender, investor or acquisition counterparty of the Company—while aware of material nonpublic information about that company obtained in the course of his or her service to the Company.

The fact that a transaction may be necessary or justifiable for independent reasons (for example, a need to raise money for a personal expense or to cover a margin call) is not an exception to this Policy.

5.  Material Nonpublic Information

Material. Information is “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell a security, or if it would be likely to affect the market price of the security. Either positive or negative information may be material. Examples of information that ordinarily should be treated as material include:

•unreleased quarterly or annual financial results, and changes in previously announced results, estimates or guidance;

•the Company’s liquidity, going concern status, defaults or events of default under notes or other obligations, or the need to raise capital;

•pending or proposed financings, including issuances of convertible notes, preferred stock or warrants, draws under an equity line, and note conversions or amendments;

•pending or proposed mergers, acquisitions, dispositions, reverse mergers or other significant transactions;

•stock splits, reverse stock splits, dividends and changes in capital structure;

•changes in the Company’s independent auditor, a restatement, or a notice that previously issued financial statements should not be relied upon;

•changes in directors or senior management; and

•significant litigation or regulatory developments, cybersecurity incidents, or the gain or loss of a significant customer, supplier or lender.

When in doubt, information should be presumed to be material.

Nonpublic. Information is “nonpublic” until it has been broadly disclosed to the public (for example, in a filing with the Securities and Exchange Commission (the “SEC”) or a widely disseminated press release) and the market has had time to absorb it. For purposes of this Policy, information is considered public beginning at the opening of trading on the second full trading day after its broad public release.

6.  Blackout Periods

Quarterly Blackout Periods. Designated Insiders may not trade in Company Securities during the period beginning on the fifteenth (15th) day of the last month of each fiscal quarter (currently September 15, December 15, March 15 and June 15) and ending at the opening of trading on the second full trading day after the Company files its Quarterly Report on Form 10-Q or Annual Report on Form 10-K for that quarter or year. Because the Company’s periodic reports are sometimes filed near or after their due dates, a quarterly blackout period does not end until the related report has actually been filed.

Event-Specific Blackout Periods. The Compliance Officer may impose an additional blackout period on some or all Covered Persons at any time because of a pending development that is or may be material (for example, a financing, a default, or an acquisition). The existence of an event-specific blackout period is itself confidential and may not be disclosed to others.

A Covered Person who is aware of material nonpublic information may not trade even if a blackout period is not in effect.

7.  Pre-Clearance

Each Designated Insider must obtain the written approval (email is sufficient) of the Compliance Officer before engaging in any transaction in Company Securities, including a gift, pledge, conversion, warrant exercise or acquisition from the Company. The Compliance Officer is under no obligation to approve a transaction and may refuse without giving a reason. A pre-cleared transaction must be completed within three (3) trading days after approval, and may not be completed if the Designated Insider becomes aware of material nonpublic information before the transaction is completed. Pre-clearance does not relieve any person of his or her own responsibility for complying with the law.

8.  Rule 10b5-1 Trading Plans

The restrictions in Sections 4, 6 and 7 do not apply to transactions made under a written trading plan that satisfies Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that was pre-cleared by the Compliance Officer (a “10b5-1 Plan”). A 10b5-1 Plan may be adopted or modified only outside a blackout period and while the person is not aware of material nonpublic information, and must comply with the cooling-off periods, good-faith, single-trade and overlapping-plan requirements of Rule 10b5-1. Each director and officer must notify the Compliance Officer within two (2) business days after adopting, modifying or terminating a 10b5-1 Plan or any other written trading arrangement, so that the Company can make the disclosure required by Item 408(a) of Regulation S-K.

9.  Prohibited Transactions

Because the following transactions present a heightened risk of legal violation or may put a person’s interests out of alignment with those of the Company’s stockholders, no director, officer or employee may, at any time:

•engage in short sales of Company Securities;

•buy or sell puts, calls or other exchange-traded or over-the-counter derivatives on Company Securities;

•engage in hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars or exchange funds) involving Company Securities; or

•hold Company Securities in a margin account or pledge Company Securities as collateral for a loan, unless approved in advance by the Board.

10.  Transactions by the Company

The Company will not engage in transactions in its own securities, including issuances, sales and repurchases, in violation of the insider trading laws.

11.  Section 16 and Rule 144

Directors and officers subject to Section 16 of the Exchange Act must file a Form 4 with the SEC within two (2) business days after any change in their beneficial ownership of Company Securities, including acquisitions from the Company and note or preferred stock conversions, and are subject to the short-swing profit recovery provisions of Section 16(b). Sales by directors, officers and other affiliates must also comply with Rule 144 under the Securities Act of 1933, as amended. The Company will assist with these filings upon request, but each individual remains personally responsible for them.

12.  Post-Termination Transactions

A person who is aware of material nonpublic information when his or her service with the Company ends may not trade in Company Securities until that information has become public or is no longer material. A person who leaves during a blackout period remains subject to it until it ends.

13.  Compliance Officer

The Chief Financial Officer is the Compliance Officer for purposes of this Policy. The Chief Executive Officer acts as Compliance Officer for any transaction by, or pre-clearance request from, the Chief Financial Officer. The Compliance Officer may designate another officer or outside counsel to assist in administering this Policy, and may interpret this Policy and grant exceptions only as permitted by law. Questions about this Policy should be directed to the Compliance Officer.

14.  Consequences of Violation

Insider trading and tipping can result in civil and criminal penalties, including imprisonment, fines and disgorgement of profits, for the individuals involved and, in some cases, for the Company and its supervisory personnel. A violation of this Policy, even if it does not violate the law, may result in disciplinary action, up to and including removal or termination for cause. Any Covered Person who becomes aware of a violation of this Policy should report it promptly to the Compliance Officer.

15.  Acknowledgment; Amendments

This Policy is effective as of September 30, 2026 and applies to each Covered Person from that date, whether or not he or she has yet signed the certification attached to this Policy. Each director, officer and employee, and each consultant designated by the Compliance Officer, must sign that certification within thirty (30) days after the effective date of this Policy or, if later, upon commencing service with the Company. The Board may amend this Policy at any time.

CERTIFICATION

I certify that I have received, read and understand the Insider Trading Policy of APPlife Digital Solutions, Inc., and that I will comply with it for as long as I am subject to it. I understand that a violation of the Policy may result in disciplinary action, up to and including removal or termination for cause, and may also violate federal and state securities laws.

Signature: ____________________________________

Printed name: _________________________________

Title / relationship to the Company: _____________________

Date: _______________